Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Greer Bancshares Incorporated (the “Company”), each certify, pursuant to 18 U.S.C. § 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge on the date of this certification:

1.	The annual report of the Company for the period ended December 31, 2005 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ R. Dennis Hennett
R. Dennis Hennett
Chief Executive Officer
March 30, 2006

/s/ J. Richard Medlock, Jr.
J. Richard Medlock, Jr.
Chief Financial Officer
March 30, 2006